UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 8, 2012

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200
Weston, FL 33331
(Address of principal executive offices) (Zip Code)

(954) 888-9779
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On August 8, 2012, Next 1 Interactive, Inc. (“Next 1”) together with its subsidiary Next One Realty entered into a Purchase Agreement with Acknew Investments Inc. and RealBiz Holdings Inc. Under the Purchase Agreement, Next 1 has agreed to acquire from Acknew Investments common shares of RealBiz Holdings representing approximately an 85% ownership interest in RealBiz Holdings in consideration of $2.2 million payable in the form of $300,000 ($100,000 of which has been earlier advanced by Next 1) and certain share issuances (described below) valued at $1.9 million. Acknew Investments will also be entitled to certain deferred payments that are described below. The closing of the transactions under the Purchase Agreement is contingent upon (i) Acknew Investments’ receipt of consent from the other shareholders of RealBiz Holdings for the proposed transfer of its shares in RealBiz Holdings to Next 1, (ii) the agreement by the parties to an exchange agreement respecting the share issuances described below, and (iii) certain other customary closing conditions.

The Purchase Agreement contemplates the issuance by Next 1, of a new class of preferred stock to Acknew Investments. The preferred stock and the terms of the exchange agreement will entitle Acknew Investments to receive 50% of all profits derived from Next One Realty, or 50% of new funding received by Next One Realty, from September 21, 2012 until such time as Acknew Investments shall have received an aggregate of $700,000. Next 1 will grant Acknew Investments a security interest in the RealBiz Holdings shares purchased from Acknew Investment under the Purchase Agreement as collateral security for the $700,000 deferred obligation described above. This security interest will permit Acknew Investments to receive the RealBiz Holdings shares back from Next 1 in the event of a bankruptcy or liquidation of Next 1 or Next One Realty (as applicable), or in the event of a default by the issuer of such preferred stock in respect of the rights, preferences and privileges attendant to such preferred stock. The security interest will terminate upon satisfaction of the $700,000 deferred obligation. For such time as the $700,000 deferred obligation remains outstanding, the Purchase Agreement contemplates that Acknew Investments will have the right to (1) appoint one director or observer to the Board of Directors of Next One Realty, and (2) approve certain transactions pertaining to the business conducted by RealBiz Holdings.

Next One Realty is the trade name for Next 1’s wholly owned subsidiary Attaché Travel International, Inc. Next 1 expects (i) to cause Next One Realty to take ownership of the RealBiz Holdings shares to be acquired pursuant to the Purchase Agreement, and then (ii) to consummate the share exchange transaction contemplated by that certain Share Exchange Agreement by and between Next 1 and Webdigs, Inc. dated as of April 5, 2012. In that contemplated share exchange transaction, Next 1 would receive a controlling interest in Webdigs through its receipt of approximately 93 million shares of newly designated preferred stock representing approximately 92% of the total outstanding capital stock of Webdigs immediately after the transaction. In exchange, Next 1 would transfer its entire share ownership in Next One Realty to Webdigs.

Item 3.02       Unregistered Sales of Equity Securities.

On August 14, 2012, Next 1 issued a total of 262,100 shares of its newly designated Series B Convertible Preferred Stock for which subscriptions aggregating $1,310,500 had been earlier received from May through August 6, 2012. In connection with the sales of Series B Convertible Preferred Stock, Next 1 issued one-year warrants to purchase a total of 337,750 shares of common stock at the exercise price of $2.50 per share.

Under the related Certificate of Designation, Next 1 is authorized to issue up to 3,000,000 shares of Series B Convertible Preferred Stock having a stated value per share of $5.00 and convertible at the option of its holders into (i) common shares of Next 1 at the per-share conversion price of $5.00 or (ii) common shares of RealBiz Media Group, Inc. (formerly known as Webdigs, Inc.) (or, in the event that the contemplated share exchange transaction between the Corporation and RealBiz Media Group, Inc. fails to close, then common shares of Attaché Travel International, Inc., a Florida corporation d/b/a Next One Realty) (in any case, referred to in the Certificate of Designation as the “subsidiary common stock”), at the conversion price of $0.05 per share. Next 1 may, however, require holders of preferred shares to convert if the trading price of Next 1 common stock is at least 150% of the then-effective conversion price. At August 15, 2014, Next 1 will be required to either redeem the preferred shares or require their conversion into shares of Next 1 common stock. Holders of Series B Convertible Preferred Stock will be entitled to cumulative dividends, payable semi-annually in cash or through the issuance of Next 1 common stock. Holders the preferred shares will not be entitled to vote on matters submitted to a vote of Next 1’s stockholders, except under limited circumstances set forth in the Certificate of Designation and as otherwise required under Nevada law. The Certificate of Designation provides holders of Series B Convertible Preferred Stock with a liquidation preference in the amount of the stated value of their preferred shares plus accrued but unpaid dividends thereon.

On August 14, 2012, Next 1 also issued a total of 264,920 shares of its newly designated Series D Convertible Preferred Stock for which Next 1 had earlier received agreements from the holders of certain convertible promissory notes, during the time period from May through August 6, 2012, to convert principal and interest under those convertible promissory notes. The aggregate principal and interest under those notes that was converted to Series D Convertible Preferred Stock was $1,324,600. In addition, Next 1 issued a total of 9,500 shares of Series D Convertible Preferred Stock in consideration of an aggregate of $47,500 in cash received in June through August 8, 2012. In connection with the sales of Series D Convertible Preferred Stock, Next 1 issued one-year warrants to purchase a total of 28,750 shares of common stock at the exercise price of $0.10 per share. In connection with these conversions of convertible promissory notes and cash subscriptions for Series D Convertible Preferred Stock, Next 1 paid cash commissions aggregating $232,000 and issued 42-month warrants to purchase a total of 1,600 shares of common stock at the exercise price of $0.05 per share.

Under the related Certificate of Designation, Next 1 is authorized to issue up to 3,000,000 shares of Series D Convertible Preferred Stock having a stated value per share of $5.00 and convertible at the option of its holders into (i) common shares of Next 1 at the per-share conversion price of $5.00 or (ii) common shares of RealBiz Media Group, Inc. (formerly known as Webdigs, Inc.) (or, in the event that the contemplated share exchange transaction between the Corporation and RealBiz Media Group, Inc. fails to close, then common shares of Attaché Travel International, Inc., a Florida corporation d/b/a Next One Realty) (in any case, referred to in the Certificate of Designation as the “subsidiary common stock”), at the conversion price of $0.15 per share. Next 1 may, however, require holders of preferred shares to convert if the trading price of Next 1 common stock is at least 150% of the then-effective conversion price. At August 15, 2014, Next 1 will be required to either redeem the preferred shares or require their conversion into shares of Next 1 common stock. Holders of Series D Convertible Preferred Stock will be entitled to cumulative dividends, payable semi-annually in cash or through the issuance of Next 1 common stock. Holders of the preferred shares will not be entitled to vote on matters submitted to a vote of Next 1’s stockholders, except under limited circumstances set forth in the Certificate of Designation and as otherwise required under Nevada law. The Certificate of Designation provides holders of Series D Convertible Preferred Stock with a liquidation preference in the amount of the stated value of their preferred shares plus accrued but unpaid dividends thereon.

Neither the securities offered and sold in the above-described private placements, nor the shares of common stock (or other securities) underlying such securities, were registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For the transactions described above, Next 1 relied on the exemptions from registration set forth in Section 4(2) and Rule 506 on the basis that all of the investors involved, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and/or all such investors were “accredited investors” as defined in Rule 501 under the Securities Act.

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the issuance of Series B Convertible Preferred Stock and Series D Convertible Preferred Stock disclosed above, Next 1 filed “Certificates of Designation” for such series’ of preferred stock with the Nevada Secretary of State, designating the rights, preferences and privileges of such shares as summarized above. In addition, Next 1 also filed a Certificate of Designation for a third class of preferred stock denominated “Series C Convertible Preferred Stock.” The rights, preferences and privileges of the Series C Convertible Preferred Stock are substantially identical to those of the Series B Convertible Preferred Stock except that the price at which shares of such preferred stock may be converted in “subsidiary common shares” is $0.10 per share. As at the date of this filing, no shares of Series C Convertible Preferred Stock had been issued.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.:
(Registrant)

/s/ William Kerby
William Kerby, Chief Executive Officer

August 14, 2012